UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	February 27, 2017 (February 21, 2017)

Aevi Genomic Medicine, Inc. (Exact Name of Issuer as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-35112 (Commission File Number)	98-0217544 (I.R.S. Employer Identification Number)

435 Devon Park Drive, Suite 715 Wayne, Pennsylvania (Address of Principal Executive Offices)	19087 (Zip Code)

(610) 254-4201 (Registrant’s Telephone Number, Including Area Code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement.

On February 21, 2017, Aevi Genomic Medicine, Inc., a Delaware corporation, through its wholly owned subsidiary Medgenics Medical Israel Ltd., a company organized under the laws of the State of Israel (collectively, the “Company”), entered into Amendment No. 2 (the “Second Research Agreement Amendment”) to the Sponsored Research Agreement by and between the Company and Children’s Hospital of Philadelphia, a Pennsylvania nonprofit corporation (“CHOP”), dated November 12, 2014 (the “Research Agreement”).

The Second Research Agreement Amendment, effective as of February 16, 2017, extends the term of the Research Agreement until June 30, 2018, and provides the Company with options to extend the term of the Research Agreement on written notice to CHOP for rolling two year periods beginning on June 30, 2017 and each anniversary thereafter. Pursuant to the Second Research Agreement Amendment, the Company is obligated to pay CHOP, in addition to $1,856,023 already committed for 2017 under Amendment No. 1 to the Research Agreement, $2,893,977 in 2017 (for a total of $4,750,000 in 2017), and a total of $3,561,795 in the first and second quarters of 2018 (for a total of $6,455,772 through June 30, 2018 under the Second Research Agreement Amendment). If the Company extends the term of the Research Agreement, the Company will be obligated to pay CHOP $4,750,000 during each twelve month extension period beyond June 30, 2018.

Under the terms of the Research Agreement, the Company agreed to sponsor research at CHOP with respect to the recruitment and genetic analysis of pediatric patients with rare and orphan diseases to accelerate discovery of diagnostic and therapeutic targets. In exchange for the Company’s sponsorship of the research program, CHOP has granted the Company options over certain intellectual property created in the course of the research.

Also on February 21, 2017, the Company entered into Amendment No. 1 (the “License Agreement Amendment” and, collectively with the Second Research Agreement Amendment, the “Amendments”) to the License Agreement by and between the Company and CHOP, dated November 12, 2014 (the “License Agreement”).

Pursuant to the License Agreement Amendment, effective as of February 14, 2017, the Company received options to extend its exclusive access to certain rare and orphan disease data and samples from a CHOP biobank and its exclusive right of first refusal to fund certain sponsored research to identify genetic mutations underlying specific rare and orphan pediatric diseases. The Company will utilize these data to inform the rational search and acquisition process used to identify development candidates for advancement into therapeutic and diagnostic products for sick children. The Company will have to pay CHOP an annual option fee of $125,000 for each twelve (12) month period during which the Company maintains such exclusive rights.

The License Agreement Amendment also adjusts provisions related to the defense of patents licensed by CHOP to the Company, termination rights, termination procedures and dispute resolution.

Under the terms of the License Agreement, CHOP granted the Company (i) an exclusive, sublicensable license to use certain patent rights covering potential diagnostic and therapeutic targets, (ii) an exclusive, non-sublicensable license to use certain biospecimen and phenotypic data collected from patients with rare and orphan diseases and their family members, (iii) a non-exclusive, sublicensable license to use certain know how related to such patent rights, biospecimen and phenotypic data, (iv) a non-exclusive and non-sublicensable license to use certain biospecimen and phenotypic data collected from patients with non-rare and orphan diseases, and (v) an exclusive option to negotiate licenses to commercialize certain inventions that may be created in the future that target rare and orphan diseases. In consideration of the licenses and option granted under the License Agreement, the Company paid to CHOP a license issuance fee of $500,000 and will pay to CHOP certain maintenance fees, certain milestone payments, low single-digit royalties on net sales of all licensed products and a percentage of amounts received from sublicensing activities.

The Research Agreement and the License Agreement (in each case, with certain portions redacted pursuant to a confidential treatment order) were included as Exhibits 10.28 and 10.29, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) on February 13, 2015. Amendment No. 1 to the Research Agreement was described in, and filed with, a Current Report on Form 8-K filed with the SEC on December 22, 2015.

The Company is considering seeking confidential treatment for certain terms of the Amendments and will file the Amendments (as applicable, with certain portions redacted pursuant to a confidential treatment request) with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2017.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release on February 21, 2017, announcing the amendments to the Research Agreement and the License Agreement. A copy of such press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release dated February 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aevi Genomic Medicine, Inc.

Date: February 27, 2017	By:	/s/ Brian D. Piper
Name: Brian D. Piper
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press Release dated February 21, 2017